Exhibit 99.1

Editorial Contact:	Investor Contact:
Shawn Wolfe	Jane Underwood
shawn_wolfe@securecomputing.com	jane_underwood@securecomputing.com
408-979-6165	408-979-6186

Secure Computing Announces Preliminary First Quarter 2008 Results

SAN JOSE, Calif., April 7, 2008 – Secure Computing Corporation (Nasdaq: SCUR), a leading enterprise gateway security company, today announced preliminary results for the first quarter ended March 31, 2008. Based upon preliminary financial data that has not yet been reviewed by the company’s auditors, the company anticipates that GAAP revenue for the first quarter will be in the range of $60 to $61 million, and non-GAAP revenue will be in the range of $65 to $66 million. Billings for the quarter are expected to be approximately $69 million. In its financial results press release on February 4, 2008, the company provided first quarter 2008 guidance for GAAP revenues to be in the range of $64 to $66 million, non-GAAP revenues to be in the range of $67 to $69 million, and billings to be in the range of $76 to $79 million.

The company expects GAAP net loss to be in the range of $8.5 to $9.5 million, compared to the company’s prior guidance of a GAAP net loss of $5.0 to $6.0 million, before the impact of any NOL utilization on tax expense. Fully diluted non-GAAP earnings-per-share is expected to be between $0.06 and $0.07, compared to the company’s prior guidance of $0.07 to $0.09.

The above non-GAAP financial measures are reconciled to GAAP in the table at the end of this press release.

Secure Computing will host a conference call to discuss its preliminary results today, Monday, April 7, 2008 at 4:30 p.m. EDT / 1:30 p.m. PDT. John McNulty, chairman and chief executive officer, and Tim Steinkopf, senior vice president of operations and chief financial officer, will discuss the preliminary results, followed by a question-and-answer session with analysts. If you would like to participate in the conference call, please dial-in five minutes prior to the start time at:

North America:	888-455-3616
International:	210-234-0007
Leader:	Jane Underwood
Passcode:	SCUR

This call is being web cast by Thomson Financial and can be assessed at the Investor Relations section of the Secure Computing web site at: www.securecomputing.com.

A rebroadcast of the call will be available at the Investor Relations section of the Secure Computing web site. In addition, a telephone replay will be made available through April 14th by accessing, 800-846-6758 for North America or 203-369-3363 for international.

First Quarter 2008 Results Conference Call

Secure Computing will report its full financial results for the first quarter of 2008 on Thursday, May 1, 2008 after the market close. A conference call has been scheduled at 4:30 p.m. EDT / 1:30 p.m. PDT. If you would like to participate in the conference call, please dial-in five minutes prior to the start time at:

North America:	888-455-3616
International:	210-234-0007
Leader:	Jane Underwood
Passcode:	SCUR

This call is being web cast by Thomson Financial and can be accessed at the Investor Relations section of the Secure Computing web site at: www.securecomputing.com.

A rebroadcast of the call will be available at the Investor Relations section of the Secure Computing web site. In addition, a telephone replay will be made available through May 8, 2008 by accessing, 800-964-4597 for North America or 203-369-3648 for international.

About Secure Computing

Secure Computing Corporation (NASDAQ:SCUR), a leading provider of enterprise gateway security, delivers a comprehensive set of solutions that help customers protect their critical Web, email and network assets. Over half the Fortune 50 and Fortune 500 are part of our more than 22,000 global customers, supported by a worldwide network of more than 2,000 partners. The company is headquartered in San Jose, Calif., and has offices worldwide. For more information, see http://www.securecomputing.com.

Forward Looking Statements

This release contains forward-looking statements and projections that involve risks and uncertainties, including statements concerning our estimated preliminary first quarter revenues, billings, net loss, earnings per share, gross profit, cash and restricted cash, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from current expectations. In order to meet these projections, the company must continue to obtain new enterprise relationships with major clients and overall demand for its products must continue to grow at current or greater levels. The company also must be able to motivate and retain key employees and staff current and future projects in a cost-effective manner and must effectively control its marketing, research, development and administrative costs, including personnel expenses. There can be no assurance that demand for the company’s products will continue at current or greater levels, or that the company will continue to grow revenues, or be profitable. There are also risks that the company’s pursuit of providing network security technology might not be successful, or that if successful, it will not materially enhance the company’s financial performance; that changes in customer requirements and other general economic and political uncertainties and weaknesses in geographic regions of the world could impact the company’s relationship with its customers, partners and alliances; and that delays in product development, competitive pressures or technical difficulties could impact timely delivery of next-generation products; and other risks and uncertainties that are described from time to time in Secure Computing’s periodic reports and registration statements filed with the Securities and Exchange Commission. The company specifically disclaims any responsibility for updating these forward-looking statements.

Reconciliation of Projected Financial

Measure to Non-GAAP Financial Measures

(Unaudited, in thousands, except per share amounts)

			Three Months Ended March 31, 2008
REVENUES:
GAAP revenue range			$60,000	—	$61,000
Fair value adjustment to acquired deferred revenue	(A	)			1,300
VSOE adjustments to bundled product revenue	(B	)			3,700

Non-GAAP revenue range			$65,000	—	$66,000

(LOSS)/INCOME BEFORE TAX IMPACT OF NOL UTILIZATION

GAAP loss			$(9,500)	—	$(8,500)
Fair value adjustment to acquired deferred revenue	(A	)			1,300
VSOE adjustments to bundled product revenue	(B	)			2,500
Stock-based compensation	(C	)			3,700
Amortization of acquired intangibles	(D	)			4,200
Non-recurring expenses	(E	)			1,800

Non-GAAP income before tax impact of NOL utilization			$4,500	—	$5,000

Shares used to compute income per share			74,800		74,800

Non-GAAP income per share			$0.06		$0.07